FORESIDE FUND SERVICES, LLC
Three Canal Plaza, Suite 100
Portland, Maine 04101

March 28, 2016

VIA EDGAR

U.S. Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

Re:	Registration Statement on Form N-1A of Forum Funds (File Nos. 002-67052 and 811-03023); Post-Effective Amendment No. 524

Ladies and Gentlemen:

As principal underwriter for Forum Funds, the undersigned hereby requests, pursuant to Rule 461 of Regulation C under the Securities Act of 1933, as amended ("1933 Act"), that effectiveness under the 1933 Act of the above-referenced Registration Statement on Form N-1A be accelerated to Friday, April 1, 2016. The undersigned is aware of its obligations under the 1933 Act.

Very truly yours,

FORESIDE FUND SERVICES, LLC

By: /s/ Mark Fairbanks
Mark Fairbanks, President

FORUM FUNDS
Three Canal Plaza, Suite 600
Portland, Maine 04101

March 28, 2016

VIA EDGAR

U.S. Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

Re:	Registration Statement on Form N-1A of Forum Funds (File Nos. 002-67052 and 811-03023); Post-Effective Amendment No. 524

Ladies and Gentlemen:

Pursuant to Rule 461 of Regulation C under the Securities Act of 1933, as amended ("1933 Act"), the undersigned hereby requests that effectiveness under the 1933 Act of the above-referenced Registration Statement on Form N-1A be accelerated to Friday, April 1, 2016. The undersigned is aware of its obligations under the 1933 Act.

Very truly yours,

FORUM FUNDS

By: /s/ Zachary Tackett
Zachary Tackett, Secretary